Exhibit 10.5

AMENDMENT NO. 2

TO

ENVVENO MEDICAL CORPORATION

2016 OMNIBUS INCENTIVE PLAN

(Effective December 3, 2021)

Reference is made to the enVVeno Medical Corporation 2016 Omnibus Incentive Plan (as Amended and Restated Effective April 26, 2018, and as further amended by Amendment No. 1 to the Plan which became effective on December 17, 2020) (the “Plan”). In accordance with Section 5.2 of the Plan, the Board of Directors of enVVeno Medical Corporation (the “Company”) adopted and approved and the stockholders of the Company thereafter approved the amendments to the Plan contemplated by this Amendment No. 2 to the Plan, as follows:

Section 4.1 of the Plan is hereby amended to read in its entirety as follows:

“4.1. Authorized Number of Shares.

Subject to adjustment under Section 15, the total number of Shares authorized to be awarded under the Plan shall initially not exceed 4,500,000, provided, however, if at any time the Company issues additional shares of Common Stock or securities that are convertible or exercisable into shares of Common Stock (other than pursuant to the Plan) then the number of Shares authorized to be awarded under the Plan shall increase to an amount equal to no less than 20% of the issued and outstanding shares of common stock of the Company on a fully diluted basis. Such increase, if any, shall occur automatically upon each applicable issuance of securities by the Company. For the avoidance of doubt, the number of Shares authorized to be awarded under the Plan shall not be decreased, other than adjustments under Section 15. Shares issued under the Plan shall consist in whole or in part of authorized but unissued Shares, treasury Shares, or Shares purchased on the open market or otherwise, all as determined by the Company from time to time.”

All other terms and provisions of the Plan shall remain unchanged and in full force and effect as written.